Exhibit 11.1



STATEMENT REGARDING
COMPUTATIONS PER SHARE                              Three months ended                   Nine months ended
EARNINGS                                        9/30/96            9/30/97           9/30/96          9/30/97
EARNINGS PER COMMON AND
EQUIVALENT SHARE

WEIGHTED AVERAGE COMMON
AND COMMON EQUIVALENT
SHARES (1)                                      571,273           571,273            571,273           571,273

NET EFFECT OF DILUTIVE
STOCK OPTIONS IN
ACCORDANCE WITH TREASURY
STOCK METHOD (1)                                (65,000)          (65,000)           (65,000)          (65,000)
                                               ----------        ----------         ----------       ----------

TOTAL SHARES OUTSTANDING
                                                506,273           506,273            506,273           506,273

PROFORMA NET INCOME(LOSS)
AFTER PROFORMA INCOME
TAXES                                          $ 67,733        $ (845,143)         $ 214,799        $ (558,855)
                                               ----------        ----------         ----------       ----------


PER SHARE AMOUNTS:
NET INCOME (LOSS)                              $    .05         $   (1.67)         $     .25       $     (1.10)

                                               ----------        ----------         ----------       ----------

         (1) FOR ASSUMPTIONS USED IN THIS EXHIBIT PLEASE SEE NOTE B TO THE FINANCIAL STATEMENTS